                   AGREEMENT FOR SALE AND PURCHASE OF ASSETS


          THIS Agreement for Sale and Purchase of Assets (the "Agreement") is made as of July 1, 1995 by and among COMMUNITY DIALYSIS CENTERS, INC., a Nevada corporation ("CDC" or the "Buyer"), WYANDOTTE KIDNEY CENTER P.C., a Michigan professional corporation ("Wyandotte"), and CTA Investment Group, a general partnership ("CTA") (collectively, "Sellers") and VIJAY KUMAR CHILIKAPATI REVOCABLE LIVING TRUST DATED SEPTEMBER 26, 1984, THE KRISHNAPILLA THAVARAJAH REVOCABLE LIVING TRUST, and SYED AKBAR, M.D., an individual, the sole shareholders of Wyandotte (collectively, "Shareholders") and K. THAVARAJAH, M.D., an individual, and C.V. KUMAR, M.D., an individual (collectively, with Syed Akbar, M.D., "Physicians").

                                R E C I T A L S

          A. Sellers own and operate a facility (the "Facility") located at 14752 Northline Road, Southgate, Michigan 48195, with twenty five (25) stations, which provides (i) continuous ambulatory peritoneal dialysis and hemodialysis services, treatments, counselling and instruction at the Facility, in the home and on an out-patient basis to persons with kidney diseases or conditions and
(ii) acute care services to patients at hospital (collectively, the "Dialysis Business");

          B. Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer the Dialysis Business and substantially all of the assets owned and used by Sellers in connection with the Dialysis Business; and

          C. K. Thavarajah, M.D. and C.V. Kumar, M.D. are the sole beneficiaries under The Krishnapilla Thavarajah Revocable Living Trust and the Vijay Kumar Chilikapati Revocable Living Trust dated September 26, 1984, respectively, and therefore, are receiving consideration hereunder.

          NOW, THEREFORE, it is agreed:

1. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Sellers, on the Closing Date (as defined in Paragraph 9.1), all of the assets listed in paragraph 1.1.1, but excluding the assets described in paragraph 1.1.2 (the "Excluded Assets").

          1.1   The Assets.  Subject to paragraph 1.1.2:

          1.1.1 Assets to be Purchased. The "Assets" of Sellers to be purchased by Buyer pursuant to this Agreement are all of the assets, properties, rights and claims used in or relating to, or arising from the conduct of the Dialysis Business (other than the Excluded Assets) including the following:

               (a) Personal Property. All furniture, furnishings, equipment and all other tangible personal property of Sellers, including the property listed and described in Schedule 1.1.1(a) and the inventory of Sellers (the "Inventory") on the Closing Date of housekeeping and operating items and materials, supplies, consumables and disposables which would be classified as inventory according to generally accepted accounting principles (collectively, the "Personal Property"); and

               (b) Leases and Contracts. All right, title and interest of Sellers under all leases, contracts, agreements and other similar commitments relating to the Dialysis Business, including but not limited to the Material Contracts listed on Schedule 3.18;

               (c) Intangibles. All intangible property, including without limitation:

                    (i) Licenses. All of the Licenses (as defined in paragraph 3.8.1), except those which by law or by their terms are not transferable;

                    (ii) Names and Goodwill. All trademarks, tradenames and service marks, including but not limited to, all rights to the use of the name "Wyandotte Kidney Center" and the business and goodwill associated with the Dialysis Business;

                    (iii) Prepaids and Deposits. All prepaid expenses and deposits and patient deposits held by Sellers (collectively, the "Deposits");

                    (iv) Proprietary Rights, Confidential Information and other Intangibles. All formulas, know-how, protocols, databases, studies, patents, patent rights, patent applications, letters patent, trade secrets, inventions, models, processes, designs, trademarks, service marks, copyrights, pricing policies, cost and other financial information and data, referral source lists, patient and provider lists and all other information as to the identities or requirements of present, former or potential patients, clients or providers, market information, market analyses, marketing plans, operating or management policies, procedures and forms, and all other proprietary rights used or


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

useful or developed or acquired for use in connection with the Dialysis Business; and

               (d) Books and Records. Original, or complete and correct copies where Sellers are required to retain originals, of all patient lists, patient cards, patient information, books, records and files maintained by Sellers for or in connection with the Dialysis Business.

          1.1.2 Excluded Assets. The Excluded Assets which Buyer is not purchasing hereunder are: accounts and notes receivable, cash on hand, bank accounts (other than the Deposits), rights to tax refunds, rights and obligations under non-assumed contracts, medicare provider number, non-assignable licenses and permits, and rights with respect to employee benefit plans at the Closing Date and any claims and causes of action arising before the Closing Date.

          1.1.3 Transfer of Custody of Patient Records. Sellers agree to turn over to CDC on the Closing Date custody of all existing records, files, charts, x-ray files and similar data pertaining to each Patient, as hereinafter defined, and in Sellers' possession as of the Closing Date (collectively the "Patient Records"). "Patient" shall mean any past or current patient treated at the Facility and for whom Sellers keep, maintain or have custody of any records, files, charts, x-ray files or any similar data. CDC agrees to accept custody of the Patient Records and to hold, utilize and deliver them pursuant to the instructions of the Patient to whom they pertain. The parties agree to use their best efforts to comply with all laws and regulations with respect to the handling and storage of Patient Records.

2. Consideration. The amount, payment and description of the consideration to be given by Buyer to Sellers for the Assets is described in paragraphs 2.1 through 2.4. This consideration shall be allocated among the Assets by Buyer after Closing on Internal Revenue Service Form 8594 and on comparable state filings, and the parties shall memorialize their agreement to such allocation on
Schedule 2 attached hereto.

     2.1 Purchase Price. The purchase price for the Assets and the covenants contained in Section 2.4 (the "Purchase Price") to be delivered by Buyer to Sellers shall be Five Million Dollars ($5,000,000), which shall be payable by the delivery of Three Million One Hundred Twenty Five Thousand Dollars ($3,125,000) in cash at Closing and One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) in common stock of Vivra Incorporated on the seventh day after Closing ("Vivra") (the "Vivra Shares"). The Vivra Shares shall be that number of shares of common stock, $.Ol



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

par value per share of Vivra equal to (i) One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) divided by (ii) the average closing price of the Vivra Common Stock on the New York Stock Exchange on Thursday, June 29, 1995 (the "Closing Price"). The Purchase Price shall be distributed to the Sellers in accordance with Section 6.1 of the Escrow Agreement, as defined herein.

          2.1.1 Stock Protection. For a period beginning on the Closing Date and ending on the sixtieth (60th) day after the Closing Date, Buyer will have the sole right to direct the sale of the Vivra Shares. On the sixty-first day after the Closing Date, (i) for all of the Vivra Shares sold pursuant to Buyer's direction, Buyer will make a cash payment in the amount of the difference between the net proceeds and the Closing Price; and (ii) for each unsold Vivra Share, Buyer will purchase such share at the Closing Price. Any cash payment made pursuant to this paragraph shall constitute part of the Purchase Price and shall be deposited with the Escrow Holder.

     2.2 Assumption of Contracts. On the Closing Date, Buyer shall assume and agree to satisfy the terms of the contracts listed on Schedule 2.2 (the "Assumed Contracts"), but only to the extent they accrue after Closing; provided, however, Buyer does not assume, and shall not be responsible for, any obligations arising as a result of a breach, violation or failure to perform of or by Sellers prior to the Closing Date with respect to any of the Assumed Contracts.

          2.2.1 Exclusion of other Liabilities. It is expressly agreed and understood that except as set forth in paragraphs 2.2 and 2.3, Buyer shall not assume and shall not be liable for, nor shall any of the Assets be secured by or subject to, any debts, liabilities or obligations of Sellers, Shareholders, Physicians or the Dialysis Business, or any other claim against any of the foregoing, of any kind, whether accrued, contingent or absolute, due or to become due, known or unknown, asserted or unasserted, all of which are retained by Sellers, Shareholders and Physicians (collectively, the "Excluded Liabilities"). Sellers, Shareholders and Physicians, jointly and severally, agree to pay and discharge all of the Excluded Liabilities as they become due and to indemnify, defend, and hold Buyer harmless against such claims.

     2.3 Facility Lease. Buyer and CTA shall enter into a lease for the space occupied by the Facility (the "Facility Lease") in substantially the form attached hereto as Exhibit A.







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

     2.4  Noncompetition, Nonsolicitation and Nondisclosure Covenants.

          2.4.1      Covenants.

               (a) Noncompetition Covenant. For purposes of this Agreement, the term "Restricted Area" shall mean the area within a Forty (40) mile radius of the Facility. Sellers and Physicians each agree that for a period beginning on the Closing Date and ending on the tenth (10th) anniversary thereof (the "Restricted Period") neither Sellers nor Physicians will, either jointly or individually, directly or indirectly, whether as an employee, officer, director, agent, consultant or otherwise:

          (i)  compete with CDC or the Facility within the Restricted Area, or

          (ii) own, manage, operate, join, control, advise, consult with, provide services to, or be employed by or participate in the ownership, operation, management or control (other than as a shareholder owning less than 5% of the capital stock of a company whose stock is publicly traded on a national exchange) of any business engaged in the provision of services provided by the Dialysis Business or at the Facility (individually and collectively, a "Competing Business") within the Restricted Area, or

          (iii) advise, assist, consult with, lease or sell real property to (or permit their successors or assigns to do so) or aid in the establishment or operation of a Competing Business in the Restricted Area;

provided, however, that the practice of medicine which does not include the ownership, operation, management or control of or the provision of advisory or consulting services to a dialysis clinic and which does not involve a violation of paragraphs 2.4.1(b) or (c), shall not, by itself, constitute a violation of this paragraph 2.4.1(a).

               (b) Nonsolicitation Covenant. Each of Sellers and Physicians agree that during the Restricted Period, it or he will not, either jointly or individually, directly or indirectly, solicit any of CDC's patients or employees for or on behalf of any Competing Business.

               (c) Nondisclosure Covenant. In the operation and development of CDC's existing businesses and the planning and development of its proposed businesses, CDC generates information


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

and data which is and will be proprietary and confidential (the "Confidential Information") the disclosure of which would be extremely detrimental to its business and of great assistance to its competitors. The Confidential Information includes, but is not limited to:

                    (i) Development. Data, plans and projections regarding the location, development and expansion of existing and proposed facilities;

                    (ii)      Marketing.  Market surveys, studies and analyses;

                    (iii) Services. Information concerning the identities, locations and qualifications of professionals and other persons presently, or prospectively to be, retained or employed by CDC;

                    (iv) Suppliers, etc. Information concerning: the identities, locations, prices, costs and other terms of dealings with referral and reimbursement sources, suppliers, providers and supplier and provider organizations and entities; administrative and accounting procedures and policies of the U.S. Department of Health and Human Services and the Health Care Finance Administration, the Medicare Program ("Medicare"), the End Stage Renal Disease Program "ESRD"), the Medicaid Program ("Medicaid"), comparable state offices and programs, insurers and other third-party payors and information about contractual and other arrangements, and affiliations with any of the foregoing;

                    (v) Regulatory Matters. Information concerning legislative, administrative, regulatory and zoning requirements, bodies and officials;

                    (vi)    Records.  Medical, patient and personnel records;

                    (vii) Data. Statistical, financial, cost and accounting data;

                    (viii) Patients. Existing and prospective patient lists, names and addresses; and

                    (ix) Manuals. Administrative, accounting, operations and procedures manuals.

     Sellers and Physicians understand and agree that, due to the highly competitive nature of the health care industry and the Dialysis Business, disclosure of any of the Confidential

Information would be extremely damaging to CDC. To the extent that any such Confidential Information becomes available to Sellers or Physicians in the course of the transactions contemplated by this Agreement, each of Sellers and Physicians agree that, during the Restricted Period, it or he will not use or divulge such information without the prior written consent of CDC and that it or he holds such information in a fiduciary capacity for the sole benefit of CDC. Sellers and Physicians also agree that the Confidential Information includes but is not limited to trade secrets within the meaning of any and all applicable state and federal statutes, rules and regulations, and that if it or he breaches this covenant, CDC shall in addition to all other remedies, have available the remedies provided by all such state and federal statutes, rules and regulations as well as such remedies as may otherwise be available. The restrictions set forth in this paragraph 2.4.1(c) shall not apply to any part of the Confidential Information which: (i) is or becomes generally available to the public or publicly known other than as a result of disclosure by Sellers or Physicians; (ii) becomes available to Sellers or Physicians on a nonconfidential basis from a source other than CDC or its agents or affiliates, which source, to the knowledge of Sellers and Physicians, is not bound by a confidentiality obligation to CDC; or (iii) is disclosed pursuant to the requirement of a governmental agency or court of competent jurisdiction or as otherwise required under applicable law.

     2.4.2 Transferability. Sellers and Physicians agree that the covenants contained in paragraph 2.4.1 (the "Covenants") shall be binding on Sellers' and Physicians' successors and assigns and that they may be assigned by CDC to any person, firm or business entity to whom the ownership and operation of the Facility may be transferred, it being the intention of the parties that the Covenants shall be binding on or inure to the benefit of, as the case may be, any of their successors with the same force and effect as if the Covenants had been made by and with such successors.

     2.4.3 Severability. It is further understood and agreed that the scope of the Covenants is reasonable in activities, time and area, and the Covenants are fairly necessary to protect the investment of CDC hereunder. Nevertheless, it is further agreed that the Covenants shall be regarded as severable and shall be operative as to activities, time and area to the extent that they may be made so operative, and if any part of them is declared invalid or unenforceable as to activities, time or area, the validity and enforceability of the remainder shall not be affected.

     2.4.4 Injunction. It is further understood and agreed that CDC will suffer irreparable injury for which it will have no adequate remedy at law as a result of the breach of these

Covenants, and that CDC shall be entitled to appropriate remedies of specific performance and injunctive relief in the event of such breach.

3. Representations and Warranties of Sellers, Shareholders and Physicians. Each of Sellers, Shareholders and Physicians, jointly and severally, represents and warrants to Buyer that:

     3.1 Organization and Good Standing. Wyandotte is, and on the Closing Date will be, a Michigan professional corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with full power and authority to carry on the Dialysis Business. Shareholders own all of the outstanding capital stock of Wyandotte. CTA is, and on the Closing Date will be, a general partnership duly organized, validly existing and in good standing under the laws of the State of Michigan.

     3.2 Authority. All corporate, partnership and other actions required to be taken by Sellers, Shareholders and Physicians to authorize and approve the execution, delivery and performance of this Agreement and the other agreements to be delivered at Closing, and the consummation of the transactions described in it have been duly authorized and approved by all necessary action on their part. The person or persons who execute this Agreement on behalf of Sellers have been duly authorized to do so. Sellers and Shareholders have the power and authority (without the consent of any other person) to enter into, deliver, and perform this Agreement and the other agreements to be delivered at Closing. This Agreement, when executed and delivered by Sellers, Shareholders and Physicians, as applicable, will be their valid and binding obligation enforceable against them according to their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, regulations and authorities from time to time in effect affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding in equity or at law.

     3.3   Financial Statements.

          3.3.1 Statements Delivered. Sellers have delivered to Buyer the following financial statements:

               (a) Balance Sheet and Income Statement. Audited balance sheets and statements of profit and loss for the Dialysis Business at and for the years ended December 31, 1994 and 1995 and at and for the five months ended May 31, 1995 (Schedule 3.3.1(a)) (the "Financials").

               (b) Treatment Report. A report showing treatments provided by the Dialysis Business from January 1, 1993 through June 30, 1995
(Schedule 3.3.1(b),)  (the "Treatment Report").

          3.3.2 Representation. All of the Financials have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles consistently applied and fairly present the financial position and results of operations of the Dialysis Business as of the dates and for the periods indicated. The Treatment Report accurately presents the number and types of treatments provided at or by the Facility for the period covered thereby.

     3.4      Absence of Material Change.  Except as set forth on Schedule 3.4:

          3.4.1 Since May 31, 1995, the Dialysis Business has been conducted only in the ordinary course.

          3.4.2 Since May 31, 1995, (i) there has been no change in the condition (financial or otherwise), assets, liabilities, operations or prospects of the Dialysis Business or in the Assets, other than minor changes in the ordinary course of business, none of which either individually or in the aggregate has been materially adverse; and (ii) there has been no damage, destruction, or loss (whether or not insured against), which either individually or in the aggregate materially adversely affects (and Sellers do not know of any threatened occurrence or development which is reasonably expected to have (either singly or in the aggregate) a materially adversely effect on) the assets, liabilities, or operations of the Dialysis Business or the Assets.

          3.4.3 Since May 31, 1995, Sellers have not (i) created or incurred any liability, commitment or obligation (absolute or contingent) with respect to the Dialysis Business, except in the ordinary course of business or unsecured current liabilities incurred for other than money borrowed in the ordinary course of business; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of the Assets; (iii) discharged or satisfied any lien, security interest or encumbrance against the Dialysis Business, or paid any obligation or liability (absolute or contingent) of the Dialysis Business, other than in the ordinary course of business; (iv) waived any rights of substantial value to the Dialysis Business or cancelled any debts or claims of the Dialysis Business of over $5,000; (v) except in the ordinary course of business, terminated or amended, or suffered the termination or amendment of, any contract, lease, agreement or license to which Sellers, Shareholders or Physicians on behalf of the Dialysis Business are or were a party; (vi) except for maintenance and

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repairs in the ordinary course of business, made any capital expenditures or any capital additions or betterments on behalf of the Dialysis Business;
(vii) sold or otherwise disposed of any of the Assets, tangible or intangible, except in the ordinary course of business; (viii) except in compliance with paragraph 3.14 herein, paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of Sellers' present or former officers, agents or employees except under any existing pension or other plan or increased the compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments) being paid as of May 31, 1995, to any of the Dialysis Business' management or other employees, other than salary increases not greater than 5.5% in connection with customary annual reviews;
(ix) renewed, amended, become bound by or entered into any contract, commitment or transaction on behalf of the Dialysis Business other than in the ordinary course of business; or (x) changed any accounting practice followed or employed in preparing the Financials.

          3.4.4 Since May 31, 1995, Sellers have not made any changes to the management of the Dialysis Business.

     3.5 Assets. Schedule 1.1.1(a) contains a complete and correct list of all material items of the personal property used in connection with the Dialysis Business;

          3.5.1 Extent. The Assets constitute all material items of such property necessary for the operation of the Dialysis Business as presently operated; and the Inventory on the Closing Date will be of quality, quantity and variety customary for facilities of size and utilization and with storage capacity comparable to the Facility; and the Assets will Furnish Buyer with all of the capacity and rights to operate the Dialysis Business in the same manner as presently and historically operated by Sellers;

          3.5.2 Title. Sellers now have, and at Closing will vest in CDC, good and marketable title to all of the Assets, free and clear of restrictions on or conditions to transfer or assignment and free and clear of liens, encumbrances, security interests, equities, claims, leases, conditions or restrictions.

     3.6 Dialysis Business. Sellers conduct no other business than the Dialysis Business.

     3.7 Effect of Agreement. The execution and delivery of this Agreement by Sellers, Shareholders and Physicians and the other agreements to be delivered by Sellers at Closing or the



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consummation of the transactions described herein and therein, do not and will not:

          3.7.1 Articles of Incorporation and Partnership Agreement. Violate Wyandotte's Articles of Incorporation or Bylaws or CTA's Partnership Agreement;

          3.7.2 Breach of Agreements. Violate, constitute a breach of, cause a default under, or permit the termination of any agreement, license, permit, certificate of need, obligation, liability, mortgage or deed of trust, security agreement or other lien, charge or encumbrance to which Sellers, Shareholders or Physicians are a party or by which any of the Assets are bound or for which they or Buyer might become liable;

          3.7.3 Acceleration of Indebtedness. Accelerate or constitute an event entitling the holder of any indebtedness secured by the Assets, to which they are subject or for which they or Buyer might become liable, to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect thereon except for obligations to be discharged by Sellers at Closing; or

          3.7.4 Judgments, etc. Violate, conflict with or result in the breach of any judgment, order, writ, injunction, decree of any court, govermental agency or instrumentality or any law, ordinance, rule, or regulation affecting Sellers, Shareholders, Physicians, the Dialysis Business or the Assets.

     3.8 Compliance with Law. The Dialysis Business has been conducted in conformity, and Sellers are in compliance with all federal, state and local laws, regulations or orders, including without limitation, employment, insurance, zoning, occupancy, building, occupational and licensure laws, regulations and orders which materially affect the Dialysis Business. No Seller or Shareholder or Physician has received any notice asserting a failure to comply with any such law, regulation or order which notice has not prior hereto been fully and completely resolved to the satisfaction of, or abandoned by, the noticing party. Without limitation of paragraph 3.8:

          3.8.1 Licenses, etc. Sellers hold all rights, permits, authority, consents, licenses, certificates of need, exemptions, accreditations and the like, including zoning approvals, variances and use or occupancy permits necessary to enable it to (i) conduct the Dialysis Business as heretofore and currently conducted and (ii) obtain reimbursement under the Medicare, Medicaid and ESRD Programs and under all contracts, programs and other arrangements with third party payors, insurers or fiscal intermediaries

(collectively, the "Licenses"). Schedule 3.8.1 contains a complete and correct list of the Licenses, showing their dates of expiration where applicable. The Licenses are valid and in full force and effect; no violations exist in respect thereof; and there are not pending, or, to the knowledge of Sellers or Shareholders, threatened, any investigations or proceedings with respect to the Licenses. The Facility has an existing Medicare Provider Agreement with the Health Care Finance Administration of the Department of Health and Human Services and is certified for participation in the Medicare, Medicaid and ESRD Programs, all of which licenses, agreements, certifications, contracts and instruments are in full force and effect. No defaults have occurred thereunder, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default thereunder. The Dialysis Business and the Assets, and Sellers' operation thereof, conform and have conformed to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations. Sellers have complied with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to the Dialysis Business or its operations, including those relating to employment and environmental matters and all laws relating to Medicare and/or Medicaid, including, but not limited to, 42 U.S.C. Section 1320(a)-7(a) et seq., 42 U.S.C. Section 1320(a)-7(b) et seq., 31 U.S.C. Section 3729, and any other federal or state provision relating to the filing of false claims or payments for referrals; and there is not and will not be any liability arising from or related to any violations thereof and neither of the Shareholders has any knowledge of any violations of such laws. No Shareholder or Seller has received any notice from any governmental body or other person alleging that any Physician, Shareholder or Seller has failed to comply with any such law, rule or regulation. To Sellers' knowledge, there is no anticipated change in any such law, rule or regulation which would adversely affect the Dialysis Business or the Assets.

          3.8.2 Hazardous Materials. Except as disclosed in Schedule 3.8.2, no hazardous or toxic material of any type has ever been generated, treated, produced, stored, transported, released or disposed of on, around or beneath the Facility. No written notification has been received in the past with respect to the Facility, and there are no proceedings or inquiries, pending or threatened, before any court, agency, authority or tribunal, involving, concerning, or affecting the Facility in which is in issue the violation of any federal, state or local law or regulation pertaining to hazardous or toxic materials. For purposes of this section, the phrase "hazardous or toxic materials" includes, substances defined as "hazardous substances," "hazardous materials," "toxic substances," "hazardous waste," "extremely hazardous waste," or "restricted hazardous wastes," under the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; and comparable provisions of state and local county and city ordinances, or any substances so defined or stated in any of the regulations adopted and publications promulgated pursuant to those laws as they may have been amended from time to time on or before the date hereof.

          3.8.3 Filing of Reports. Other than claims or reports pertaining to individual patients, Sellers will cause to be timely filed, all cost reports of every kind whatsoever required by law or by written or oral contract or otherwise to have been filed or made on or prior to the Closing Date with respect to the purchase of services by third-party purchasers, including, but not limited to, Medicare and Medicaid, insurance carriers and other fiscal intermediaries. Sellers have timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, or the Michigan Department of Health and Rehabilitative Services or any other state or federal agency with respect to any Medicare or Medicaid claims filed by Sellers on or before the date hereof or program compliance matters, which would adversely affect Sellers, the Assets, the operation or utility thereof, or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to Sellers has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending nor threatened against or affecting Sellers, any of the Assets or the consummation of the transactions contemplated hereby.

          3.8.4 Occupational Safety. Sellers have complied in all material respects with all requirements of the Occupational Safety and Health Act and its state equivalents and regulations promulgated under any such legislation, the consequences of a violation of which could have material adverse effect on the Dialysis Business, and with all orders, judgments and decrees of any tribunal under such legislation that apply to the Dialysis Business or the Assets.

          3.8.5 Zoning. The operation and current use of the Facility are permitted under existing zoning and other land use laws and regulations applicable to the Facility, and there are no plans, studies or efforts of any governmental or nongovernmental authority, association, agency, person or entity which would materially affect Buyer's proposed use or operation of the Facility.

     3.9   Litigation.

          3.9.1 Claims, Actions, etc. Except as set forth in Schedule 3.9, there are no claims, actions, suits, arbitrations, legal or other proceedings pending or threatened before any court or governmental or administrative body or agency, or arbitration tribunal, nor are there any outstanding orders, writs, judgments, injunctions or decrees of any court, arbitrator or governmental agency to which any Seller or Shareholder or Physician is a party related to the Dialysis Business;

          3.9.2 Governmental Investigation. Except as shown on Schedule 3.9, no investigations (for claims against (i) any Seller, Shareholder or Physician, the Dialysis Business or the Facility or, (ii) any of the medical staff members or employees) of the Facility, are pending or threatened by any govermental agency or instrumentality; and

          3.9.3 Judgments. Except as shown on Schedule 3.9, no Seller or Shareholder is a party to, nor is it the subject of, any judgment, order, writ, injunction, or decree of any court or govermental agency or instrumentality which relates to the Assets, the Dialysis Business, the condition or operation of the Facility or the consummation of any of the transactions described in this Agreement.

     3.10 Improper Payments. Neither Sellers, Shareholders, Physicians, nor any of Sellers' affiliates, employees, representatives or agents has, directly or indirectly, within the past five (5) years, given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, govermental employee or other person who may be in a position to help or hinder the Dialysis Business. Sellers have not filed any reports with any govermental agency which disclose that Sellers have participated in any of the foregoing practices or acts giving rise to such practices.

     3.11 Eminent Domain. There are no pending or, nor to the knowledge of Sellers or Shareholders, threatened proceedings in eminent domain or otherwise, affecting any of the Assets or the Facility.

     3.12 Insurance. Schedule 3.12 sets forth a complete and correct list and a brief description of all policies of fire, extended coverage, liability (including, without limitation, medical malpractice and professional liability) and all other kinds of insurance held by Sellers covering the Assets, the Facility and the Dialysis Business. These policies are and will be maintained, in full force and offect, until the Closing Date. Schedule 3.12 also contains a list of all claims made on such policies in the last three (3) years.

     3.13 Labor Arrangements. Except as shown on Schedule 3.13, Sellers are not a party to, bound by or obligated to contribute to, any collective bargaining agreement or other similar contract with any labor organization, nor are Sellers a member of or affiliated with any organization, group or association as a result of which it is bound as to the terms and conditions of employment or their hiring or termination policies at the Facility with respect to any of their employees. Except as disclosed in Schedule 3.13, Sellers have experienced no, and there is no pending or, to the knowledge of Sellers, threatened labor dispute, strike, work stoppage or slowdown or labor disturbance affecting the Facility, nor has there been any labor union organizing activity at the Facility within the last three (3) years. There is no unfair labor practice or other charge or complaint pending, or, to the knowledge of Sellers, threatened against the Facility, before any court, the National Labor Relations Board or any other governmental agency.

     3.14 Personnel; Compensation. Schedule 3.14 is a complete and correct list of the names and addresses of all employees of Sellers at the Facility, showing the compensation payable to each and all accrued vacation time, sick leave and holiday time through June 30, 1995. Sellers have not increased the compensation payable to any employee of the Facility since April 21, 1995, without the prior written consent of CDC, provided, however that Sellers may increase the compensation payable to Physicians so long as such increase is payable in cash and does not reduce the net worth of either Seller as reflected on the June 30, 1995 financial statements of each Seller.

     3.15 Employment Contracts and Employee Benefit Plans. Schedule 3.15 contains a complete and correct list and description of all employment contracts for employees at the Facility to which Sellers is a party or by which it is bound and of all pension, bonus, profit sharing, retirement, stock option, medical expense, dental expense, hospitalization, life insurance or other death benefit, severance, and other benefit plans, agreements, arrangements or other programs providing remuneration or benefits for employees at the Facility, including without limitation any employee benefit plan defined in Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not reflected in any plan documents. There have been no material defaults, breaches, omissions or other failings by Sellers or any fiduciary under any of these contracts or programs.

     3.16 Brokers. Sellers have not employed, contracted for the services of, or authorized any broker or finder with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby.

     3.17 Liabilities. Except as set forth in paragraphs 2.2 and 2.3, Buyer will not be obligated for, nor will the Assets secure or be subject to any liabilities or obligations of Sellers, Shareholders or Physicians of any kind or nature whether absolute, accrued, contingent, known, unknown or otherwise, and whether normally set forth or reflected in a financial statement in connection with, as result of or following the consummation of the transactions contemplated hereby.

     3.18 Material Contracts. All material agreements, commitments, instruments and leases related to the Dialysis Business to which Sellers, Shareholders or Physicians are a party or bound, or by which any of the Assets or the Dialysis Business are subject or bound (the "Material Contracts"), are listed on Schedule 3.18 hereto. Sellers have delivered accurate and complete copies of each Material Contract to Buyer. All Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect. Neither Sellers nor to Sellers' knowledge, any other party to any Material Contract is in breach of any provision of, in violation of, or in default under, the terms of any Material Contract. Except as indicated on
Schedule 3.18, each Material Contract is freely assignable to Buyer by Sellers without the consent of any other party.

     3.19     Intellectual Property.   Schedule 3.19 sets forth a true and
complete identification and summary description of the trade names, trademarks, service marks, copyrights, any pending or issued registrations for any of the foregoing, patents and patent applications, that are used solely or primarily by the Dialysis Business, including a description of the nature of Sellers' interests therein. Except as set forth on Schedule 3.19, all of the intellectual property used by the Dialysis Business is free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims and Sellers are not a party to any licenses, consents, settlements or other agreements involving the intellectual property used by the Dialysis Business. There have been no claims, actions or judicial or adversarial proceedings involving the intellectual property used by the Dialysis Business to which Sellers were a party. The Dialysis Business' use of intellectual property has not infringed upon, constituted a misappropriation of, or otherwise violated the rights of any other person in, any intellectual property. Sellers do not know of any past or present occurrences of any probable infringement or misappropriation of, or violation of Sellers' rights in, any of the intellectual property used by the Dialysis Business.

     3.20 Receipt of Information. Sellers have received: (i) a copy of Vivra's Prospectus dated February 9, 1995; (ii) a copy of Vivra's 1994 Annual Report to Stockholders; (iii) a copy of Vivra's Annual Report on Form 10-K for the fiscal year ended November 30, 1994; (iv) a copy of Vivra's Quarterly Reports on Form 10-Q for the quarters ended February 28 and May 31, 1995; (v) a copy of Vivra's Proxy Statement for Vivra's annual meeting held on May 9, 1995.

     3.21 No Untrue Representation or Warranty. No representation or warranty by Sellers, Shareholders and Physicians in this Agreement, and no statement, schedule certificate furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions described it, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers, Shareholders and Physicians as of the date hereof, and as of the Closing Date, as follows:

     4.1 Organization and Good Standing. Buyer is, and on the Closing Date, will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

     4.2 Authority. The execution, delivery and performance by Buyer of this Agreement and the other agreements to be delivered by Buyer at Closing, and the consummation of the transactions described herein and therein, have been duly authorized and approved by Buyer's and Vivra's Board of Directors (either specifically or by appropriate grant of general authority), and by all other necessary corporate action on its part, and no stockholder approval is required of such actions. The person who has executed this Agreement on behalf of Buyer has been duly authorized to do so by all necessary corporate action by Buyer. Buyer has the corporate power and authority to enter into, deliver, and perform this Agreement and the other agreements to be delivered by Buyer at Closing. This Agreement is, and such other agreements when executed and delivered by Buyer at Closing will be, valid and binding obligations of Buyer enforceable against Buyer according to their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, regulations and authorities from time to time in effect affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding in equity or at law.

     4.3 Brokers. Buyer has not employed, contracted for the services of, or authorized any broker or finder with respect to the negotiations, execution or performance of this Agreement or the consummation of the transactions contemplated hereby.

     4.4 Effect of Agreement. The execution and delivery of this Agreement and the other agreements to be delivered by Buyer at Closing, and the consummation of the transactions described herein and therein will not:

          4.4.1 Articles and Bylaws. Violate Buyer's Certificate of Incorporation or Restated Bylaws;

          4.4.2 Breach of Agreements. Violate, constitute a breach of, cause a default under, or permit the termination of any agreement, obligation, liability, mortgage or deed of trust, security agreement or other lien, charge or encumbrance, to which Buyer is subject or for which Sellers might become liable;

          4.4.3 Acceleration of Indebtedness. Accelerate or constitute an event entitling the holder of any indebtedness of Buyer to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect thereon; or

          4.4.4 Judgments, etc. Violate, conflict with or result in the breach of any judgment, order, writ, injunction, decree, or, to the best knowledge of Buyer, any rule or regulation of any court, govermental agency or instrumentality affecting Buyer.

     4.5 Litigation. There is no material litigation, govermental investigation or other proceeding pending or, to the best knowledge of Buyer, threatened to which Buyer is a party that would adversely affect the ability of Buyer to consummate the transactions described in this Agreement.

     4.6 Vivra Shares. The Vivra Shares are registered under the Securities Act of 1933 pursuant to a registration statement dated March 21, 1995. The Vivra Shares will upon delivery at Closing be validly issued, fully paid, non-assessable and free of preemptive rights and will be free and clear of all Encumbrances except as may arise under the securities laws and from any action taken by Sellers. Vivra is authorized to issue 80,000,000 shares of Common

Stock, $.O1 par value. As of February 10, 1995, 22,611,000 shares of Common Stock were issued and outstanding.

     4.7 No Untrue Representation or Warranty. No representation or warranty by Buyer in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

5.    Covenants of Sellers.  Sellers covenant and agree that:

     5.1 Conduct of Business Pending the Closing. From the date of this Agreement to the Closing Date, Sellers will:

          5.1.1 Conduct of Dialysis Business; Operation of Facility. Conduct the Dialysis Business and operate the Facility consistent with prior practice and only in the ordinary course and comply in all material respects with all applicable legal and contractual obligations;

          5.1.2 Preservation of Organization. Use best efforts to preserve the Dialysis Business and the Facility intact and to preserve the goodwill of all suppliers, customers, patients, licenses, provider numbers, contracts, physicians, providers and others with whom Sellers have business relationships;

          5.1.3 Maintenance of Facility. Use best efforts to preserve and maintain the Facility in good condition, ordinary wear and tear excepted, and shall repair any damage to the Facility;

          5.1.4 Employees. Take no action which would interfere with CDC's relations with employees at the Facility, including current employees of Sellers who will be rehired by CDC and not increase the compensation payable to any of such employees;

          5.1.5 Liabilities. Not incur any obligation or liability which encumbers or is secured by any of the Assets, to which any of the Assets is subject or for which the Assets or Buyer may be liable;

          5.1.6 Alienation of Assets. Not sell, transfer, distribute or encumber any of the Assets, except for Inventory expended or sold in the ordinary course of business; and

          5.1.7 Material Contracts. Not enter into, amend or terminate any Material Contracts.

     5.2   Cooperation; Consents; Nonassignable Contracts.

          5.2.1 Sellers, Shareholders and Physicians shall use their reasonable efforts to (i) procure prior to the Closing (or immediately thereafter to the extent not obtained before the Closing), upon reasonable terms and conditions, all consents, approvals, authorizations, releases and orders, which are listed on Schedule 5.2; (ii) complete prior to the Closing, all filings, registrations and certificates; and (iii) satisfy prior to the Closing all other requirements prescribed by law.

          5.2.2 To the extent that the assignment by Sellers of any contract to be assumed by Buyer at the Closing is not permitted without (i) the consent of the other party to the contract; (ii) the approval by the other party of Buyer as a source of the services called for by such contract; or (iii) the approval by the other party of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract, Sellers shall use their reasonable efforts (which shall not include payment of any additional consideration or economic concessions to any party) to obtain any and all such consents, approvals and novations.

          5.2.3 If any necessary consent, approval or novation is not obtained, Sellers shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such contract as if such consent, approval or novation had been obtained. Such cooperation shall include subleases from Sellers and undertakings by Buyer of the work necessary to complete contracts as the agent of Sellers, with the understanding that Sellers shall then invoice the customer for services rendered and promptly remit the amount of the receivable to Buyer upon payment to Sellers.

     5.3 Payment of Liabilities. Sellers shall promptly pay or provide for the payment in full of all expenses, costs, liabilities and obligations incurred prior to the Closing Date in respect of the Dialysis Business and the Facility or which are secured by any of the Assets.

     5.4   Insurance.

          5.4.1 Maintenance of Existing Insurance. Sellers shall maintain in full force and effect to the Closing Date all policies of insurance relating to the Assets and the Facility now in effect and will give all notices and present all claims under such policies of insurance in a timely fashion up to the Closing Date.

          5.4.2 Tail Coverage. Sellers shall, at Sellers' expense, obtain liability insurance coverage for all occurrences prior to the Closing Date for a period four (4) years.

     5.5 Termination of Employment; Payment of Accrued Compensation. Effective immediately prior to the Closing Date, Sellers shall terminate the employment of all employees employed at the Facility and all employment or other contracts, employee benefit plans or arrangements providing for payment of compensation or emoluments in any form to such employees and shall pay all sums due such employees to the Closing Date on account of their employment by Sellers, including vacation and sick leave.

     5.6 Termination Cost Reports. Sellers shall file all Medicare termination cost reports required to be filed as a result of the consummation of the transactions described in this Agreement. Notwithstanding any other provision of this Agreement, Sellers shall assume and be responsible for any liability shown on or incurred as a result of such reports and shall be entitled to receive any refund or other benefit which may result therefrom.

     5.7 Audited Financial Statements. On and after Closing, Sellers and Shareholders shall provide all information and records, in their possession or under their control, requested by CDC in the preparation of such audited financial statements in respect of the Assets and results of operations of the Dialysis Business prior to Closing as CDC reasonably deems appropriate for CDC's financial and tax reporting purposes.

     5.8 Satisfaction of Conditions Precedent. Sellers, Shareholders and Physicians, in addition to specific obligations set forth elsewhere in this Paragraph 5, shall (i) upon satisfaction of the conditions precedent set forth in paragraph 8, execute and deliver the documents required to be delivered by Sellers and Shareholders pursuant to paragraph 9.2.1 and 9.3 (ii) use their best efforts to consummate the transactions contemplated by this Agreement and to satisfy or cause to be satisfied all of the conditions precedent set forth in paragraph 8.

     5.9 Supplements. If any representation, warranty or statement of Sellers, Shareholders or Physicians, or any schedule delivered to Buyer, shall become incorrect, Sellers, Shareholders or Physicians shall promptly deliver to Buyer a supplement in order that said representation, warranty, statement, or schedule, as so supplemented, shall be true and correct, provided, however, that no such supplement or amendment shall be considered in determining the satisfaction of the conditions set forth in paragraph 7.1 and no such supplement or amendment shall affect Sellers', Shareholders' and Physicians' obligations under paragraph 10.

6.    Covenants of Buyer.  Buyer covenants and agrees that:

     6.1 Maintenance of Records; Access by Sellers. Subject to the applicable laws of confidentiality and privacy, Buyer shall maintain all business records of the Facility and make such records available for use by Sellers as needed. Access to any Such records shall be during normal business hours, with prior notice to Buyer of the time when such access shall be needed. Sellers' employees, representatives and agents shall conduct themselves in such a manner as not unnecessarily or unreasonably to disrupt Buyer's normal business activities.

     6.2 Audited Financial Statements. On and after the Closing Date (and after Closing), Buyer shall cooperate with Sellers in the preparation of such financial statements in respect of the Assets and the results of operations of the Dialysis Business prior to Closing as Sellers reasonably deem appropriate for Sellers' financial and tax reporting purposes.

     6.3 Satisfaction of Conditions Precedent. Buyer shall (i) upon satisfaction of the conditions precedent set forth in paragraph 7, execute and deliver the documents set forth in paragraph 9, use its best efforts to consummate the transactions contemplated by this Agreement and to satisfy or cause to be satisfied all of the conditions precedent which are set forth in paragraph 7 and to obtain the survey and provider number required by paragraph
5.1 of the Escrow Agreement.

     6.4 Employees. Buyer shall offer employment as of the Closing Date to all employees listed on Schedule 3.14 at the salary set forth for each of them on Schedule 3.14 and shall provide such employees with CDC's standard employee benefits.

7. Buyer's Conditions Precedent to Closing. Buyer's obligations to purchase the Assets, pay the Purchase Price to Escrow Holder and perform its other obligations under this Agreement are subject to the occurrence of or compliance with each of the following conditions, all of which are for the sole benefit of and may be waived by Buyer:

     7.1 Warranties True and Correct. Each of the representations and warranties of Sellers, Shareholders and Physicians set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and the covenants, agreements and conditions required by this Agreement to be performed and complied with by Sellers by such date shall have been performed and complied with.

     7.2 Approval. The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer pursuant to this Agreement shall be satisfactory in all reasonable respects to CDC and its counsel.

     7.3 Litigation. No litigation or govermental investigation, proposed or pending, shall have been commenced or threatened by persons other than Buyer or its affiliates with regard to the transactions described in this Agreement, which if successful, would have a material adverse effect on the operations or financial condition of the Dialysis Business, the Facility or the Assets or any party's ability to consummate the transactions contemplated by this Agreement.

     7.4 Due Diligence. CDC shall have investigated and examined the ownership, conditions and nature of the Assets and the financial condition and results of operations of the Facility and its business, affairs, books and records in a "due diligence" investigation, the results of which are satisfactory to CDC.

     7.5 Closing Deliveries. Sellers, Shareholders and Physicians shall have executed and delivered all of the documents required to be delivered by Sellers, Shareholders or Physicians pursuant to paragraphs 9.2.1 and 9.3.

     7.6 Condition of Assets. The Dialysis Business and the Assets shall not have been adversely affected in any way by any act of God, fire, flood, accident, labor disturbance, legislation (proposed or enacted) or other event or condition.

     7.7 Registration of Vivra Shares. The registration statement covering the sale of Vivra Shares to Sellers shall have remained effective and shall not be the subject of any stop order or proceeding seeking a stop order and the Vivra Shares shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

8. Sellers' Conditions Precedent to Closing. Sellers' obligation to sell the Assets is subject to the payment and delivery of the Purchase Price to Escrow Holder at Closing and the occurrence of or compliance with each of the following conditions, all of which are for the sole benefit of Sellers and may be waived by Sellers:

     8.1 Warranties True and Correct. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date and the Closing Date, and the covenants, agreements, and conditions required by this Agreement to be performed and complied with by

Buyer by such dates shall have been performed and complied with in all material respects.

     8.2 Approval. The form and substance of all certificates, instruments, opinions and other documents delivered to Sellers pursuant to this Agreement shall be satisfactory in all reasonable respects to Sellers and its counsel.

     8.3 Litigation. No litigation or governmental investigation, proposed or pending, shall have been commenced or threatened by persons other than Sellers or its affiliates which if successful, would have a material adverse effect on any party's ability to consummate the transactions contemplated by this Agreement.

     8.4 Closing Deliveries. Buyer shall have executed and delivered all of the documents required to be delivered by Buyer pursuant to paragraphs 9.2.2 and 9.3.

     8.5 Registration of Vivra Shares. The registration statement delivered all of the documents required to be delivered by Buyer covering the sale of Vivra Shares to Sellers shall have remained effective and shall not be the subject of any stop order pursuant to paragraphs 9.2.2 and 9.3 or proceeding seeking a stop order and the Vivra Shares shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

9. Operations Pending Closing; Closing. The Closing of the transactions hereunder shall be effected as set forth in paragraph 9.

     9.1 Closing. "Closing" means the transfer of all of the Assets from Sellers to Buyer. The closing shall occur on the later of July 1, 1995 or the first business day after the Conditions Precedent to Closing set forth in Paragraphs 7 and 8 have been satisfied (the "Closing Date") and at the offices of McDermott, Will & Emery, Chicago, Illinois.

     9.2 Deliveries. On the Closing Date, deliveries shall be made by Sellers, Shareholders and Physicians as set forth in Paragraph 9.2.1 and by Buyer as set forth in paragraph 9.2.2.

          9.2.1 Deliveries by Sellers, Shareholders and Physicians. Sellers, Shareholders and Physicians, as applicable, shall execute and deliver to Buyer the following documents and instruments, in form and substance reasonably satisfactory to Buyer and its counsel, against delivery by Buyer of the items specified in paragraph 9.2.2:

               (a) Bill of Sale. A Bill of Sale in substantially the form of Exhibit B, together with such other documents, duly executed as may be necessary to effect transfer of the Assets at Closing;

               (b)   Consents. The Consents;

               (c) Resolutions. A copy of resolutions of the Board of Directors and shareholders of Wyandotte, duly certified by its Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered by Wyandotte hereunder and all actions to be taken by Wyandotte hereunder and thereunder;

               (d) Sellers, Certificate. Certificates ("Sellers' Certificate") signed by an authorized signatory, dated the Closing Date, to the effect that each of the representations and warranties made by Sellers in this Agreement are true and correct at and as of the Closing Date and that each of the covenants, conditions and agreements to be performed or complied with by Sellers by such date have been so performed or complied with in all material respects, and that, to the best knowledge of such signatory, there is no fact or condition which would cause Sellers, Shareholders or Physicians to be in breach of any of the covenants or representations and warranties hereunder as of the Closing Date. The execution and delivery of the Sellers' Certificate by Sellers shall not limit their liability and obligations following the Closing Date.

               (e) Other. At the Closing, Sellers, Shareholders and Physicians shall take such other steps as may be necessary or appropriate to place the Buyer in actual possession and operating control of the Dialysis Business and the Assets.

          9.2.2 Deliveries by Buyer. Buyer shall deliver to Sellers the following items against delivery by Sellers, Shareholders and Physicians of the items specified in paragraph 9.2.1:

               (a) Purchase Price. Ten Million Dollars and certificates evidencing the Vivra Shares;

               (b) Resolutions. Copies of resolutions of the Board of Directors of CDC and Vivra Incorporated, CDC's parent corporation, duly certified by their Secretaries, authorizing and approving the execution, delivery and performance of this Agreement and the other documents to be delivered by CDC hereunder and all actions to be taken by CDC hereunder and thereunder.

               (c) Buyer's Certificate. A certificate ("Buyer's Certificate") signed by an authorized officer of Buyer, dated the Closing Date to the effect that each of the representations and warranties made by buyer in this Agreement are true and correct at and as of the Closing Date and that each of the covenants, conditions and agreements to be performed or complied with by CDC by such date have been so performed or complied with in all material respects, and that, to the best knowledge of such signatory, there is no fact or condition which would cause Buyer to be in breach of any of its representations and warranties hereunder as of the Closing Date. The execution and delivery of the Buyer's Certificate by Buyer shall not serve to limit any of Buyer's liabilities and obligations following the Closing Date.

          9.3 Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver the following:

               (a) Assumption Agreement. An Assignment and Assumption Agreement between Buyer and Sellers, substantially in the form attached hereto as Exhibit C.

               (b) Medical Director Contract. A Medical Director Contract between CDC and Physicians, with a term of no less than ten (10) years, substantially in the form attached hereto as Exhibit D.

               (c) Facility Lease. A lease for the premises currently occupied by the Facility between Buyer and CTA, substantially in the form attached hereto as Exhibit A.

     9.4 Escrow Agreement. CDC and Sellers shall execute and deliver an escrow agreement substantially in the form of Exhibit E (the "Escrow Agreement") and shall deliver to the Escrow Holder therein identified ("Escrow Holder") the Purchase Price and all documents and instruments described in paragraphs 9.2.1,
9.2.2 and 9.3, for retention and distribution by Escrow Holder in an escrow account (the "Escrow") in accordance with the Escrow Agreement.

     9.5 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a)   by mutual consent to Sellers and Buyer;

               (b) by either Sellers or Buyer if there has been a material misrepresentation or material breach of warranty on the part of the other party in the representations and warranties set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby;

               (c)  by Buyer if the Closing has not occurred by August 1, 1995;

               (d) by Sellers if (i) Sellers have satisfied the Conditions Precedent to Closing set forth in paragraph 7 by July 1, 1995, and (ii) Closing has not occurred by August 1, 1995; or

               (e) by Sellers if the Closing has not occurred by October 1, 1995.

     Termination of this Agreement shall not serve to relieve any party of any responsibility or obligation for any breach of this Agreement occurring prior to such termination.

10.   Indemnification.

     10.1       Indemnification.

          10.1.1 By Sellers, Shareholders and Physicians. Sellers, Shareholders and Physicians shall, on demand, jointly and severally, indemnify, defend and hold Buyer and its employees, agents, representatives, successors and assigns, harmless from, against and in respect of any and all claims, losses, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees (collectively, "Claims"), that any of them shall incur or suffer in connection with (i) the claims of any third party, including but not limited to Sellers' employees, against any of them for alleged obligations or liabilities of Sellers arising out of Sellers' operation of the Dialysis Business prior to the Closing Date, and for liabilities and/or obligations of Sellers not expressly assumed by Buyer under the Assumption Agreement; (ii) the termination by Sellers of employment and of employment benefit plans pursuant to paragraph 5.7 or (iii) the breach by Sellers of any covenant or agreement or the untruth of any representation or warranty made by it herein.

          10.1.2 By Buyer. CDC shall, on demand, indemnify, defend and hold Sellers and its successors and assigns and Shareholders and Physicians harmless from, against and in respect of any Claims, that any of them shall incur or suffer in connection with the Claims of any third party for alleged liabilities or obligations of Sellers arising out of Buyer's operation of the Dialysis Business after the Closing Date, the breach by Buyer of any covenant or agreement or the untruth of any representation or warranty made by CDC herein, or failure to perform its obligations under the Assumed Contracts after the Closing.

     10.2 No Limitation. The indemnities in paragraphs 10.1.1 and 10.1.2 shall not foreclose any other rights or remedies the parties may have to enforce the provisions of this Agreement.

     10.3 Notice and Right to Defend. If any Claim arises after the Closing Date for which Buyer or Sellers may be liable under paragraph 10.1.1 or 10.1.2, the indemnitee shall notify the indemnitor within a reasonable time after the indemnitee receives written notice of any Claim, and shall give the indemnitor a reasonable opportunity to settle or defend any such Claim; provided, however, that the indemnitee's failure to give such notice or opportunity shall not impair or otherwise affect the indemnitor's obligation to indemnify against such Claim except to the extent that the indemnitor demonstrates actual damage caused by such failure; and, provided further, that the indemnitee may commence to settle or defend the Claim as circumstances warrant, but any settlement shall require the prior written consent of the indemnitor. The expenses of all proceedings, contests or lawsuits with respect to Claims shall be borne by the indemnitor. If an indemnitor wishes to assume the defense of a Claim, it shall give written notice to the indemnitee within ten (10) days after notice from the indemnitee of such Claim, and the indemnitor shall thereafter defend the Claim, employing counsel reasonably satisfactory to the indemnitee, provided that the indemnitee may participate in the defense at its own expense.

     If the indemnitor does not assume the defense of, or if after so assuming it fails to defend, any such claim, the indemnitee may defend it in such manner as it may reasonably deem appropriate, and the indemnitee may settle such Claim on such terms as it may reasonably deem appropriate. The indemnitor shall promptly reimburse the indemnitee for all reasonable expenses, legal and otherwise, as incurred by the indemnitee in connection with the defense, appeal and settlement of such Claim. If no settlement of such a Claim is made, the indemnitor shall satisfy any judgment rendered with respect to it before the indemnitee is required to do so.

     If a judgment is rendered against the indemnitee on any Claim, or any lien attaches to any of the assets of any indemnitee, the indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the indemnitor shall forthwith pay such judgment or discharge such lien before any indemnitee is compelled to do so.

11.   Miscellaneous.

     11.1 Notices. Any notice provided for in this Agreement and any other notice, demand or communication required or permitted to be given hereunder or which any party may wish to send to another ("Notice" or "Notices") shall be in writing and shall be deemed to have been properly given if served by (i) personal delivery or (ii) registered or certified U.S. mail, or by comparable private carrier, First Class, return receipt requested in a sealed envelope, postage or other charges prepaid, or (iii) telegram, telecopy, facsimile, telex or other similar form of communication, if followed by other physical delivery in writing, addressed to the party for whom the Notice is intended as follows:

If to Buyer:

     David P. Barry, Executive Vice President
     Community Dialysis Centers
     2 Mareblu
     Laguna Hills, California  92654
     FAX:  (714) 831-6538

with a copy to:

     Helen R. Friedli, P.C.
     McDermott, Will & Emery
     227 W. Monroe Street, Suite 3100
     Chicago, Illinois  60606
     FAX:  (312) 984-3669

If to Sellers, Shareholders and Physicians:

     K. Thavarajah, M.D.
     C.V. Kumar, M.D.
     15 Pinegate
     Bloomfield Hills, Michigan  48304

with a copy to:

     Schwartz Law Firm
     Burton H. Schwartz
     37887 West Twelve Mile Suite A
     Farmington Hills, Michigan 78331
     Fax: (810) 553-9400

or such other address as any person may request by notice given as aforesaid.

          11.1.1 Change of Address. Any party to this Agreement may change its address for Notice from time to time by notice given in accordance with the foregoing provisions.

          11.1.2 Effective Time. All notice given pursuant to this paragraph shall be deemed given and effective when received if personally delivered or sent by telegram, telecopy, telex or similar form of communication or, if mailed on the date shown on the return receipt or if a receipt has not then been received, five (5) days after mailing.

     11.2 Payment of Expenses. Except as specifically provided for herein, Sellers, Buyer, Shareholders and Physicians shall each pay its or his own expenses, including without limitation, the disbursements and fees of all their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated.

     11.3 Sales Tax. Sellers shall pay any and all sales or use taxes arising as a result of the transactions hereunder.

     11.4 Confidentiality. The parties recognize and agree that all information, instruments, documents and details concerning the business of Buyer and Sellers are strictly confidential, and Sellers and Buyer expressly covenant and agree with each other that they will use their best efforts to prevent any of their respective officers, directors, employees or agents from disclosing any matters relating to the business of the other or to this Agreement, its negotiation, terms, provisions or conditions, including the Purchase Price except as may be reasonably necessary to effectuate the transactions contemplated hereby; provided, however, neither party shall be prohibited from making any legally required public announcement or other disclosure of the sale and purchase of the Assets, including such details as to price, terms, rental payments, and the like as may be required. Sellers and Buyer shall consult with each other prior to any public announcement to discuss the content of any such announcement.

     11.5 Termination. If the transactions contemplated hereby are not consummated, Buyer will return to Sellers, and Sellers will return to Buyer, upon request, the respective materials, information, documents, instruments and records supplied by the other party in respect to such party's business operations and shall keep confidential all information which that party has gathered with respect to the business of the other.

     11.6 Risk of Loss. Risk of loss or damage by fire or other casualty to the Assets or their taking by eminent domain before

Closing is assumed by Sellers. In the event of a material loss, damage to or taking of the Facility, Buyer shall have the option of either (i) terminating this Agreement or (ii) continuing this Agreement, in which event Sellers shall assign to Buyer all of Sellers' rights against third persons and under any applicable insurance policy and any condemnation awards and pay over to Buyer any sums received as a result of such loss, damage or taking. Buyer must exercise its option to terminate this Agreement under this paragraph 11.6 by notifying Sellers in writing within thirty (30) days after written notification from Sellers to Buyer of any such loss.

     11.7 Waiver. The failure of any party to insist, in any one or more instances, on performances of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant (or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

     11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Entire Agreement. This Agreement (including the Schedules hereto) and all other agreements and documents executed in connection herewith constitute the entire agreement between the parties hereto with respect to the subject hereof and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the parties.

     11.10 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     11.11 Further Assurances. Both before and after the Closing Date, the parties will exercise good faith with the others and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

     11.12 Survival. All of the representations, warranties, covenants and agreements contained in this Agreement and in any document or certificate delivered pursuant hereto shall survive the Closing and shall continue to be fully effective and enforceable. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

     11.13 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. "Including" and "include" as used herein shall mean without limitation.

     11.14 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not.be affected thereby.

     11.15 Governing Law. This Agreement is to be governed by, and interpreted under, the laws of the State of Michigan.


                                   *   *   *

     IN WITNESS WHEROF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                   COMMUNITY DIALYSIS CENTERS, a
                                   Nevada corporation


                                   By:  David P. Barry
                                       ----------------------------------------
                                        David P. Barry,
                                        Executive Vice President

                                   WYANDOTTE KIDNEY CENTER, P.C., a
                                   Michigan professional
                                   corporation

                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                                   CTA INVESTMENT GROUP,  a
                                   general partnership

                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                   --------------------------------------------
                                             K. THAVARAJAH, M.D.


                                   --------------------------------------------
                                             C.V. KUMAR, M.D.


                                   --------------------------------------------
                                             SYED AKBAR, M.D.

                                   VIJAY KUMAR CHILIKAPATI
                                   REVOCABLE LIVING TRUST DATED
                                   SEPTEMBER 26, 1984


                                   By:
                                      -----------------------------------------
                                        C. V. Kumar, M.D.,
                                        Trustee

                                   THE KRISHNAPILLA THAVARAJAH
                                   REVOCABLE LIVING TRUST


                                   By:
                                      -----------------------------------------
                                        K. Thavarajah,  M.D.,
                                        Trustee

     IN WITNESS WHEREOF, the parties hereto have caused this Aqreement to be signed as of the date first above written.


                                   COMMUNITY DIALYSIS CENTERS, a
                                   Nevada corporation

                                   By:
                                      -----------------------------------------
                                        David P. Barry,
                                        Executive Vice President

                                   WYANDOTTE KIDNEY CENTER, P.C., a
                                   Michigan professional
                                   corporation

                                   By:   K. Thavarajah, M.D.
                                      -----------------------------------------
                                   Name: K. THAVARAJAH
                                        ---------------------------------------
                                   Title: President
                                         --------------------------------------

                                   CTA INVESTMENT GROUP, a
                                   general partnership

                                   By:  K. Thavarajah
                                      -----------------------------------------

                                   Name: K. THAVARAJAH
                                        ---------------------------------------

                                   Title: President
                                         --------------------------------------

                                          K. Thavarajah
                                   --------------------------------------------
                                          K. THAVARAJAH, M.D.

                                          C.V. Kumar, M.D.
                                   --------------------------------------------
                                          C.V. KUMAR, M.D.

                                          SYED Akbar
                                   --------------------------------------------
                                          SYED AKBAR, M.D.

                                   VIJAY KUMAR CHILIKAPATI
                                   REVOCABLE LIVING TRUST DATED
                                   SEPTEMBER 26, 1984


                                   By: C.V. Kumar, M.D.
                                      -----------------------------------------
                                       C.V. Kumar, M.D.,
                                       Trustee

                                   THE KRISHNAPILLA THAVARAJAH
                                   REVOCABLE LIVING TRUST

                                   By: K. Thavarajah, M.D.
                                      -----------------------------------------
                                       K. Thavarajah, M.D.,
                                       Trustee